Exhibit 97

ACADIA HEALTHCARE COMPANY, INC.

RESOLUTIONS OF THE BOARD OF DIRECTORS

October 26, 2023

WHEREAS, in response to the U.S. Securities and Exchange Commission’s adoption of Rule 10D-1 of the Securities Exchange Act of 1934, the Nasdaq Stock Market adopted a new listing standard which requires listed companies to adopt and implement a policy for the recovery of incentive-based compensation received by executive officers that was based on erroneously reported financial information; and

WHEREAS, the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of Acadia Healthcare Company, Inc. (the “Company”) has reviewed the Policy Regarding the Mandatory Recovery of Compensation attached hereto as Exhibit A (the “Clawback Policy”), and has recommend to the Board that the Clawback Policy be approved by the Board; and

WHEREAS, the Board has reviewed the Clawback Policy and deems approval and adoption of the policy to be in the best interests of the Company.

NOW, THEREFORE, BE IT RESOLVED, that the Board, upon recommendation of the Compensation Committee, hereby approves and adopts the Clawback Policy in the form attached hereto as Exhibit A, with such changes as the proper officers of the Company may deem appropriate or advisable; and further

RESOLVED, that all actions taken by any officer of the Company prior to the date hereof related to or in connection with the actions contemplated by these resolutions are hereby adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company; and further

RESOLVED, that the proper officers of the Company, acting individually, be and hereby are authorized and directed, acting for and on behalf of the Company, (i) to take such action and do all things that may appear to be reasonably necessary, in his or her sole discretion, to undertake, effectuate, and carry out the foregoing resolutions, insofar as such action or things relate to the Company, and (ii) to pay all such expenses as in his or her discretion appear to be necessary, proper or advisable to carry into effect the purposes and intentions of this and each of the foregoing resolutions.

Exhibit 97

Exhibit A

Policy Regarding Mandatory Recovery of Compensation

See attached.

Exhibit 97

ACADIA HEALTHCARE COMPANY, INC.

Policy Regarding the Mandatory Recovery of Compensation

Effective October 26, 2023

I.
Applicability. This Policy Regarding the Mandatory Recovery of Compensation (this “Policy”) applies to any Incentive-Based Compensation paid to Executive Officers of Acadia Healthcare Company, Inc. (the “Company”). This Policy is intended to comply with and be interpreted in accordance with the requirements of Listing Rule 5608 (“Listing Rule 5608”) of The Nasdaq Stock Market LLC (“Nasdaq”). The provisions of Listing Rule 5608 shall prevail in the event of any conflict between the text of this Policy and such listing rule. Certain capitalized terms are defined in Section IV hereof.
II.
Recovery.
a.
Triggering Event.

Except as provided herein and subject to Section II(b) below, in the event that the Company is required to prepare a Financial Restatement, the Company shall recover any Recoverable Amount of any Incentive-Based Compensation received by a current or former Executive Officer during the Look-Back Period. The Recoverable Amount shall be repaid to the Company within a reasonably prompt time after the current or former Executive Officer is notified in writing of the Recoverable Amount as set forth in Section II(c) below, accompanied by a reasonably detailed computation thereof. For the sake of clarity, the recovery rule in this Section II(a) shall apply regardless of any misconduct, fault, or illegal activity of the Company, any Executive Officer, the Company’s Board of Directors (the “Board”) or any committee thereof.

b.
Compensation Subject to Recovery.
i.
Incentive-Based Compensation subject to mandatory recovery under Section II(a) includes any Incentive-Based Compensation received by an Executive Officer:
a.
After beginning service as an Executive Officer;
b.
Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
c.
While the Company has a class of securities listed on a national securities exchange or a national securities association; and
d.
During the Look-Back Period.
ii.
As used in this Section II(b), Incentive-Based Compensation is deemed “received” in the fiscal period that the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. This Section II(b) will only apply to Incentive-Based

Exhibit 97

Compensation received in any fiscal period ending on or after the effective date of Listing Rule 5608.
c.
Recoupment.
i.
The Compensation Committee of the Board (the “Compensation Committee”) shall determine, at its sole discretion, the method for recouping Incentive-Based Compensation, which may include (A) requiring reimbursement of Incentive-Based Compensation previously paid; (B) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (C) deducting the amount to be recouped from any compensation otherwise owed by the Company to the Executive Officer; and/or (D) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.
d.
Recoverable Amount.
i.
The “Recoverable Amount” is equal to the amount of Incentive-Based Compensation received in excess of the amount of Incentive-Based Compensation that would have been received had it been determined based on the restated amounts in the Financial Restatement, without regard to taxes paid by the Company or the Executive Officer.
ii.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, the Recoverable Amount must be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, as determined by the Compensation Committee, which shall be set forth in writing.
e.
Exceptions to Applicability.

The Company must recover the Recoverable Amount of Incentive-Based Compensation as stated above in Section II(a), unless the Compensation Committee, or in the absence of such committee, a majority of the independent directors serving on the Board, makes a determination that recovery would be impracticable, and at least one of the following applies:

i.
The direct expense paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount, and a reasonable attempt to recover the Recoverable Amount has already been made and documented; or
ii.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company and its subsidiaries, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Exhibit 97

III.
Miscellaneous.
a.
The Board or Compensation Committee may require that any incentive plan, employment agreement, equity award agreement, or similar agreement entered into on or after the date hereof shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy, including the repayment of the Recoverable Amount of erroneously awarded Incentive-Based Compensation.
b.
The Company shall not indemnify any Executive Officer or other individual against the loss of any incorrectly awarded or otherwise recouped Incentive-Based Compensation.
c.
The Company shall comply with applicable compensation recovery policy disclosure rules of the Securities and Exchange Commission (the “Commission”).
IV.
Definitions.
a.
Executive Officer. “Executive Officer” shall mean the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the Controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or person who performs a significant policy-making function for the Company, whether such person is employed by the Company or a subsidiary thereof. For the sake of clarity, “Executive Officer” includes at a minimum executive officers identified by the Board pursuant to 17 CFR 229.401(b).
b.
Financial Reporting Measure. “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are considered to be Financial Reporting Measures for purposes of this Policy. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.
c.
Financial Restatement. A “Financial Restatement” means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or (ii) is not material to previously issued financial statements, but would result in a material misstatement if the error were left uncorrected in the current period or the error correction were recognized in the current period (commonly referred to as a “little r” restatement). For purposes of this Policy, the date of a Financial Restatement will be deemed to be the earlier of (i) the date the Board, a committee of the Board, or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

Exhibit 97

d.
Incentive-Based Compensation. “Incentive-Based Compensation” means any compensation that is granted, earned, or vests based wholly or in part upon the attainment of a Financial Reporting Measure.
e.
Look-Back Period. The “Look-Back Period” means the three completed fiscal years immediately preceding the date of a Financial Restatement and any transition period as set forth in Listing Rule 5608.